Exhibit 10.19

MAGLA PRODUCTS, L.L.C.

AMENDED AND RESTATED
NONQUALIFIED DEFERRED COMPENSATION PLAN

AGREEMENT, made this 21st day of December, 2007, by and between MAGLA PRODUCTS, L.L.C, a New Jersey limited liability company, located at 159 South Street, Morristown, New Jersey, 07960 (the "Company") and ALISON CARPINELLO, residing at 2419 Homestead Avenue, Spring Lake, New Jersey, 07762 (the "Executive"),

RECITALS

                                 WHEREAS:

(1) The Executive's services are of considerable value to the Company and the Company wishes to offer an incentive to the Executive to remain in its employ by providing additional deferred compensation benefits to the Executive in the future to supplement his/her regular compensation and bonuses; and

(2) Magla Products, Inc., a predecessor to the Company, established a nonqualified Deferred Compensation Plan for the Executive on January 22, 1998 (the "Plan"),

(3) The Company and the Executive desire to amend and restate the Deferred Compensation Plan in accordance with § 409A of the Internal Revenue Code, as amended.

 NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, it is agreed between the parties hereto as follows:

(1) Deferred compensation. The Company shall establish and maintain a deferred compensation account for the Plan ("Account" or "Deferred Compensation Account") in the name of the Executive. The Company shall credit to the Executive's Account the cash value of the life insurance policy set forth in paragraph 2 of this agreement together with any interest or earnings on the Account.

(2) Account index. The value of the Executive's Deferred Compensation Account at any time shall be the cash value of the life insurance policy on the life of the Executive as follows:

Insurance Company	Massachusetts Mutual Life Insurance Company
Type of policy	variable life select
Policy No	7917266
Initial face amount/death benefit	$450,000
Death benefit option/dividend election	death benefit level
Annual premium	$5,000
Executive's insurance age and rating	36 (as 01.22.98)/nontabacco

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 The Executive agrees to assist the Company in making application for the above policy on the life of the Executive by submitting to any required physical examination and providing any information necessary for the completion of such application. The Company shall be owner and beneficiary of such policy and shall pay the premiums and other expenses, if any, thereon.

 The Company shall not be liable for, and it makes no warranty with respect to, the results of the Account. All right, title and interest in and to all amounts credited to the Account shall at all times be the sole property of the Company, and shall in no event be deemed to constitute a fund or collateral security for the payments under the Plan. All amounts credited to the Account shall for all purposes be a part of the general funds of the Company. To the extent that the Executive or his/her designee acquires a right to receive payments under the Plan, such right shall be not greater than the right of any unsecured general creditor of the Company. Neither the Executive nor his/her designee shall have any interest whatsoever in any amount credited to the Account, except as set forth herein.

                                (3) Retirement benefits. In the event the Executive retires from employment with the Company upon attaining the retirement age of 65 years, he/she shall be paid an amount equal to what would have been the cash value of the indexed life insurance policy as set forth in paragraph 2 of this agreement at that time, payable in equal monthly installments for a period of five (5) years, beginning the first day of the month, two (2) months after the date of retirement. If the Executive should die during the said five (5) year period, the Company shall continue to pay such monthly installments until the expiration of said five (5) year period to such individual or individuals as the Executive has designated in writing filed with the Company or, in the absence of such designation, to the estate of the Executive.

(4) Preretirement death benefits.   If the Executive dies while employed by the Company, other than by suicide within two (2) years of the date of this agreement, prior to attaining his/her retirement age of 65 years, the Company shall pay to such individual or individuals as the Executive shall have designated in writing filed with the Company, a benefit equal to that which would be available to the Company at the date of the Executive's death from the indexed life insurance policy referred to in paragraph 2 of this agreement at that time. Such payment shall be made in one lump sum or in equal monthly installments, as provided in the Executive's election filed with the Company. In the event that the Executive shall fail to designate a method of payment or any beneficiary, the benefit shall be paid in one lump sum to the person, or divided equally among all the persons, in the first of the following classes in which there shall be any survivors of the Executive;

                                                                (a) His/her spouse;
                                                                (b) His/her descendants, or
                                                                (c) His/her executors or administrators.

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                                (5) Vesting and severance benefits. In the event the Executive's employment with the Company terminates for reasons other than Just Cause, death, disability (as provided in paragraph 6 of this agreement) or retirement, he/she shall be entitledto a severance benefit based on a percentage of what would have been the cash value of the indexed policy referred to in paragraph 2 of this agreement at that time, depending on the Executive's total full years of service with the Company, as follows:

Full years of service	vesting percentage
Less than 1 year	0%
1 year	10%
2 years	20%
3 years	30%
4 years	40%
5 years	50%
6 years	60%
7 years	70%
8 years	80%
9 years	90%
10 or more years	100%

 Any severance benefit shall be paid in the same manner as set forth in paragraph 3 above, except that the date of the Executive's termination shall be substituted for the date of retirement. Such benefit shall be paid by the Company not later than the first day of the month two (2) months after severance for a period of five (5) years. If the Executive should die during said five (5) year payment period, the Company shall continue to pay such payments, until the expiration of said five (5) year period to the Executive's beneficiary or beneficiaries in accordance with paragraph 4 of this agreement.

 Notwithstanding anything contained in this agreement to the contrary, if the Executive's employment with the Company terminates due to the disability of the Executive (paragraph 6), or for other than Just Cause, or there is a Change of Control event of the Company as described in Reg. 1.409A-3(i)(5) ("Change of Control"), the Executive shall be 100% vested in his/her Deferred Compensation Account. Further, in the event of the foregoing, the Executive shall have the option to purchase any life insurance policy(ies) on his/her life owned by the Company within sixty (60) days after the Executive's employment terminates due to disability, for other than Just Cause or due to a Change of Control of the Company and the policy(ies) shall be delivered to the Executive who shall be responsible for any income tax consequences and premiums in connection therewith.

 The term "Just Cause" means (a) the Executive's fraud, embezzlement, misappropriation, dishonesty, wilful misconduct, gross negligence, or serious misconduct which reflects unfavorably upon the Company; or (b) any willful failure to perform his/her duties under this agreement if such willful failure is not cured within thirty (30) day's after written notice thereof specifying such willful failure from the Company to the Executive.

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 If the Executive's employment with the Company is terminated for Just Cause, this agreement shall terminate and the Deferred Compensation Plan shall terminate and the Executive shall have no right in or to the Deferred Compensation Account or the life insurance policy maintained as set forth in paragraph 2 of this agreement.

                               (6)      Disability benefits. If the Executive becomes totally and permanently disabled prior to his/her retirement or severance of employment with the Company, and his/her disability continues for period of six (6) months; then regardless of the Executive's length of service with the Company, the Company shall pay a disability benefit to the Executive in the same manner as set forth in paragraph 3 above except that the date of the Executive's disability shall be substituted for the date of retirement. Such benefit shall be paid by the Company beginning not later than the first day of the month six (6) months after disability.   If the Employee should die during an installment payment period, the Company shall continue to pay such monthly installments until the expiration of the installment period to the Executive's beneficiary or beneficiaries in accordance with paragraph 4 above.

 For purposes of this paragraph, the Executive shall be considered disabled if he/she is unable to engage in any substantial gainful activity by reason of any medically determinate physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(7)      Restrictive covenant. During the period that the Executive is receiving benefits pursuant to this agreement the Executive shall not, directly or indirectly, enter into, or in any manner take part in any business, or other endeavor as an employee, agent, independent contractor, owner, or otherwise which is in competition with the Company's business without the Company's prior written consent. If the Executive breaches this provision, this agreement shall immediately be terminated. In this event, the Executive shall immediately forfeit all rights to the benefits the Executive is receiving or is entitled to receive from the Company under this agreement. This restrictive covenant shall not apply if the Executive's employment with the Company is terminated for other than Just Cause or due to a Change of Control of the Company.

(8)      Determination   of   benefits,   claims   procedure   and   administration.   The determination of benefits, claims procedures, and plan administration shall be as follows:

                                           (a)    Claim.

A person who believes that he/she is being denied a benefit to which he/she is entitled under this agreement (hereinafter called a "Claimant") may file a written request for such benefit with the Company, setting forth his/[her claim. The request must be addressed to the President or Managing Member of the Company at its then principal place of business.

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                                           (b)        Claim Decision.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within sixty (60) days [which may be extended for an additional thirty (30) days for reasonable cause].

If the claim is denied in whole or in part, the Company shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

               (i) The specific reason or reasons for such denial;

               (ii) The specific reference to pertinent provisions of this agreement upon which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his/[her claim and an explanation why such information is necessary;

(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

               (v) The time limits for requesting such a review.

                                           (c)        Request for Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the President or Managing Member of the Company review the determination of the Company. Such request must be addressed to the President or Managing Member of the Company, at its then principal place of business. The Claimant or his/her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the Company's determination by the President or Managing Member of the Company within such sixty (60) day period, he/she shall be barred from challenging the Company's determination.

                                           (d)        Review of Decision

Within thirty (30) days after the President's or Managing Member's receipt of a request for review, he/she will review the Company's determination. After considering all materials presented by the Claimant, the President or Managing Member will render a written opinion, written in a manner calculated to be understood by the Claimant, setting froth the specific reasons for the decision and containing specific references to the pertinent provisions of this agreement on which the decision is based. If special circumstances require that the thirty (30) day time period be extended, the President or Managing Member will so notify the Claimant and will render the decision as soon as possible, but no later than sixty (60) days after receipt of the request for review.

(9) Notices. Any notices or other communications provided for in this agreement or given pursuant to this agreement shall be in writing and shall be deemed given for all purposes when either served personally or three (3) business days after being mailed by certified or registered mail, return receipt requested, postage prepaid, or upon receipt if sent be nationally recognized overnight courier or facsimile and addressed to the respective party at its last known address.

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    (10) Inurement of benefits. This agreement shall be binding upon and inure to the benefit of the Executive and his/her heirs, personal and legal representatives and the Company and its successors and assigns, including, without limitation, entities or persons involved in or effecting a Change of Control of the Company.

    (11) Venue.   To the extent any litigation should be brought, or arise out of, in connection with or by reason of this agreement, the parties consent to the other party filing an action in the state or federal courts located in the State of New Jersey and further agree that such courts shall be exclusive courts of jurisdiction and venue for any litigation which any party may file and agree that service of process and service of any other papers may be made on the parties by mailing a copy thereof to their respective addresses by first-class mail, postage prepaid or by facsimile.

    (12) Miscellaneous.   This agreement constitutes the entire understanding and agreement between the parties hereto, supersedes and replaces all prior written or oral agreements between the parties and may not be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties hereto and may not be otherwise terminated except as set forth herein. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A fully executed copy shall be deemed an original for all purposes. The RECITALS set forth above are incorporated into this agreement and made apart thereof. This agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to choice of law principles. The waiver by any party of the breach of any provision of this agreement shall not operate or be construed as a waiver of any other or subsequent breach. The invalidity of any portion of this agreement shall not affect the validity of the remainder of this agreement.   No amendment, supplement or termination of this agreement shall affect or impair any rights or obligations which shall have matured prior thereto.

     IN WITNESS WHEREOF, the parties have executed this amended and restated Plan the day and year first above written.

MAGLA PRODUCTS, L.L.C
Company

/s/ Alison Carpinello	By:	/s/ Jordan Glatt
Alison Carpinello - Executive		Jordan Glatt, President

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SPECIMEN DOCUMENT

DEATH BENEFIT PAYMENT ELECTION BY EXECUTIVE FOR DEFERRED COMPENSATION PLAN

Magla Products
159 South Street
Morristown, New Jersey 07960

Gentlemen:

In accordance with the Magla Products Deferred Compensation Plan, in the event that I shall die before all amounts of my Deferred Compensation Account to which I am entitled shall have been paid to me, then I designate Lawrence Carpinello, if living, to receive the balance of all such amounts select one of the following options:

in one lump sum on the 1st day (i.e., first day) of the month 2 months [i.e., two (2) months] following the date of death, or in ____________________ equal annual installments. I elect to receive the initial installment of such annual payments on the ____________________ (i.e., first day) of the month ____________________ [i.e., two (2) months] following the date of termination.

Lauren Carpinello Courtney Carpinello Hayley Carpinello If Lawrence Carpinello shall not survive me, then such amounts shall be paid to ____________________, if living, or if Lauren Carpinello shall not survive me, to my estate in a lump sum as indicated above. Courtney Carpinello Hayley Carpinello

I hereby acknowledge that I have received and reviewed a copy of the Plan. I understand that I may not amend or terminate any election with respect to the method or time of payment, without the prior written consent of the Company, that I may not receive any payment of amounts credited on the books of the Company under the Plan except pursuant to the terms of the Plan, and that I may not assign any payments or the rights to any payments under the Plan.

Very truly yours,

Alison Carpinello
Executive

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